                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                  CLEAN DIESEL
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


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    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
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    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                        CLEAN DIESEL TECHNOLOGIES, INC.
                        300 Atlantic Street, Suite 702
                               Stamford, CT 06901

                        -------------------------------
                   Notice of Annual Meeting of Stockholders
                            To be held June 9, 1999
                       -------------------------------

To the Stockholders of Clean Diesel Technologies, Inc.:


     The Annual Meeting (the "Meeting") of Stockholders of Clean Diesel Technologies, Inc., a Delaware corporation (the "Company"), will be held Wednesday, June 9, 1999, at the Holiday Inn Select Stamford, 700 Main Street, Stamford, Connecticut, 06901, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the following Proxy Statement. A proxy card for your use in voting on these matters is also enclosed.

1. To elect seven (7) directors;

2. To ratify the appointment of Ernst & Young LLP as independent auditors for the year 1999;

3. To amend the 1994 Incentive Plan to include in the definition of "outstanding shares" the number of common shares into which issued and outstanding convertible securities of the Company may be converted for purposes of determining the authorized number of shares available for granting stock awards; and

4. To transact any other business that may properly come before the Meeting or any adjournment.

     Only stockholders of record of the Company's Common Stock, par $0.05 per share ("Common"), and Series A Convertible Preferred Stock, par $0.05 per share ("Preferred"), at the close of business on April 12, 1999 are entitled to notice of and to vote at the Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of the total number of votes which may be cast for each of the Common and the Preferred shall constitute a quorum for the transaction of business at the Meeting, except for the election as directors of the nominees of the Preferred for which a majority of the votes entitled to be cast by the Preferred is required.

     The Company's Annual Report for 1998 is enclosed with this Notice of Meeting and Proxy Statement.


                                          By Order of the Board of Directors
                                          Charles W. Grinnell
                                          Secretary


Stamford, Connecticut
April 30, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOU PROMPTLY FILL OUT, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD TO ESTABLISH A QUORUM AND TO RECORD YOUR VOTE.

                        CLEAN DIESEL TECHNOLOGIES, INC.

                             ---------------------
                                Proxy Statement
                            ---------------------

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Clean Diesel Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Holiday Inn Select Stamford, 700 Main Street, Stamford, Connecticut 06901, on Wednesday, June 9, 1999, at 10:00 a.m. local time, and at any adjournments thereof.

     The record date with respect to this solicitation is April 12, 1999. All holders of Company's Common Stock, par $0.05 per share (the "Common") and Series A Convertible Preferred Stock, par $0.05 per share (the "Preferred") as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 2,591,124 shares of Common and 7,881 shares of Preferred outstanding. The number of shares of Common into which the Preferred is convertible as of the record date is 2,626,973 shares. A stockholders list of the Common and Preferred stockholders as of the record date is available for inspection at the office of the Company set out in the Notice of Meeting.

     Each Common stockholder is entitled to one vote per share of Common and each Preferred stockholder is entitled to a number of votes per share of Preferred equal to the number of votes per share of Common into which such stockholder's Preferred is convertible, in each case as of the record date. Except for the election of directors as to which the Preferred is entitled to vote as a separate class for two directors, the Common and Preferred are entitled to vote together on all matters as a single class.

     The quorum for the meeting is the number of Common and Preferred shares which together as a single class represent a majority of the votes entitled to be cast, except, however, for the election of the two director-nominees of the Preferred stockholders, for which a separate quorum of a majority of the Preferred shares is required.

     A proxy may be revoked by a stockholder at any time prior to its being voted. If a proxy is properly signed and not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. Abstentions and broker non-votes are counted as present in determining whether a quorum is present, but are not counted in the calculation of the vote. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board.

     Members of the Board and Executive Officers of the Company may solicit stockholders' proxies by mail, telephone or facsimile. The Company shall bear the cost of such proxy solicitation, if any.

     The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of operations of the Company for 1998 (the "Financial Statements"), and this Proxy Statement were distributed together commencing on April 30, 1999.

                             ELECTION OF DIRECTORS

     The Board proposes the election of seven directors. The term of office of each director is until the 2000 Annual Meeting or until a successor shall have been duly elected. Ralph E. Bailey, Douglas G. Bailey, Derek R. Gray, John A. de Havilland, Jeremy D. Peter-Hoblyn, Charles W. Grinnell and James M. Valentine, who are each incumbent directors, are the management nominees for election as directors of the Company. Messrs de Havilland and Gray are also nominees of the Preferred stockholders who are entitled to elect two directors. Each of the nominees has consented to act as a director, if elected. Should one or more of these nominees become unavailable to accept nomination or election as a director, votes will be cast for a substitute nominee, if any, designated by the Board, or, in the case of the Preferred nominees, the current director or directors who are Preferred nominees. Unless the Board reduces the number of directors, if no substitute nominee is designated prior to the election, the individuals named as proxies on the enclosed proxy card will exercise their judgment in voting the shares that they represent for directors other than substitutes for the Preferred nominees.

     The affirmative vote of a plurality of the aggregate votes cast of the Common and Preferred stockholders voting together as a single class shall elect the nominees as directors except, however, for Messrs Gray and de Havilland who shall be elected separately by a majority only of the votes entitled to be cast by the Preferred stockholders voting. The Company recommends a vote FOR each of the nominees.

     The following table sets forth certain information with respect to each person nominated and recommended to be elected to the Board of Directors of the Company.


Name                                 Age     Director Since
---------------------------------   -----   ---------------
Ralph E. Bailey .................    75          1996
Douglas G. Bailey ...............    49          1998
Derek R. Gray ...................    65          1998
John A. de Havilland ............    61          1994
Charles W. Grinnell .............    62          1994
Jeremy D. Peter-Hoblyn ..........    59          1994
James M. Valentine ..............    45          1994

Directors and Executive Officers of the Company

     Ralph E. Bailey has been Chairman of the Board and a director of the Company since July 1996. He has been a director and Chairman of American Bailey Corporation ("ABC"), a privately owned business acquisition and development company, since 1984. Mr. Bailey is the former Chairman and Chief Executive Officer of Conoco, Inc. and a former Vice Chairman of E.I. du Pont de Nemours & Co. Mr. Bailey is also a director of Rowan Companies, Inc. and is a director and the Chairman and Chief Executive Officer of Fuel-Tech N.V.

     Douglas G. Bailey was elected a director of the Company by the Board of Directors effective March 31, 1998. Mr. Bailey, who is the son of Ralph E. Bailey, has been the President and Chief Executive Officer of ABC since 1984. Mr. Bailey is Chairman and Chief Executive officer of Golden Casting Corporation and a director of DieselCast France S.A., both affiliates of ABC. Mr. Bailey is also a director of Fuel-Tech N.V.

     John A. de Havilland has been a director of the Company since its inception and was elected a director of Fuel-Tech N.V. by its shareholders effective December 16, 1998. Mr. de Havilland had previously been a director of Fuel-Tech N.V. from its inception until 1997. Mr. de Havilland was a director of J. Henry Schroder Wagg & Co. Ltd. from 1971 until his retirement in 1990.

     Derek R. Gray was elected a director of the Company by the Board of Directors effective November 11, 1998. Mr. Gray has been Managing Director of S G Associates Limited, a United Kingdom fiscal advisory firm since 1971 and a director of Velcro industries N.V. since 1974. Mr. Gray was a director of Fuel-Tech N.V. from 1987 to 1990.

     Charles W. Grinnell has been a director and the Vice President, General Counsel and Corporate Secretary of the Company since its inception and has held the same positions with Fuel- Tech N.V. since 1987. Mr. Grinnell has been a partner in the Stamford, Connecticut law firm of Huth & Grinnell, LLC since 1992.

     Jeremy D. Peter-Hoblyn has been a director and the President and Chief Executive Officer of the Company since its inception. He also has been a director of Fuel-Tech N.V. since 1987 and of Fuel Tech, Inc. since 1984 and was Chief Executive Officer of Fuel-Tech N.V. from 1993 to February 1996.

     Scott M. Schecter, 42, has served as Vice President, Chief Financial Officer and Treasurer of the Company and of Fuel-Tech N.V. since January 1994. From June 1990 through January 1994, Mr. Schecter, a Certified Public Accountant, was Senior Vice President and Chief Financial Officer of American Vision Centers, Inc. From May 1986 through June 1990, Mr. Schecter served as a corporate development officer of W.R. Grace and Company.

     James M. Valentine has been a director and Executive Vice President and Chief Operating Officer of the Company since its inception. From the period 1990 through 1993, Mr. Valentine was the head of his own energy and environmental consulting firm. Mr. Valentine has been a director of Fuel-Tech N.V. since 1993.

     Please see the text below under the captions "Certain Relationships and Related Transactions -- Relationship with Fuel Tech; Conflicts of Interest" for information concerning the relationship between the Company, certain of its directors and Fuel-Tech N.V., a 26.7% owner of the equity of the Company.

     There are no family relationships between any of the directors or executive officers except as stated above.

     During the year ended December 31, 1998 there were eleven meetings of the Board of Directors of the Company. Each director of the Company attended at least 75% of such meetings during the period of his directorship.

     During 1998 there were no Committees of the Board and compensation matters were determined by the full membership of the Board. Effective March 23, 1999, however, a Compensation Committee was appointed, the members of which are Messrs. D.G. Bailey (Chairman), Gray, de Havilland and Peter-Hoblyn (ex officio).

     Under the Certificate of Incorporation of the Company indemnification is afforded the Company's directors and executive officers to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware. Such indemnification also includes payment of any costs which an indemnitee incurs because of claims against the indemnitee. The Company is, however, not obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee's actions were in the best interests of the Company, or, in the case of a settlement of a claim, such determination is made by the Board of Directors of the Company.

     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The annual premium for this policy is $65,000. No sums have been paid for such indemnification to any past or present director or officer by the Company or under any Company insurance policy.


                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP, Certified Public Accountants ("Ernst & Young"), to be the Company's auditors for the year 1999 and submits that appointment to stockholders for approval. Ernst & Young served in that capacity for the years 1996 through 1998 and is knowledgeable about the Company's operations and accounting practices and is well-qualified to act in the capacity of independent accountants. A representative of Ernst & Young will be present at the Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. In making the appointment, the Board reviews Ernst & Young's performance in prior years along with its reputation for integrity and overall competence in accounting and auditing. The scope, timing, and fees applicable to the audit of the Company's financial statements, as well as non-audit services, are also reviewed and approved annually by the Board.

     If this proposal is not approved, it is contemplated that the appointment for 1999 will be permitted to stand, unless the Board finds other compelling reasons for making a change. In view of the difficulty and expense involved in changing independent accountants on short notice, disapproval of the proposal will be considered as advice to the Board to select other independent accountants for the following year.

     The affirmative vote of a majority of the aggregate of the Common and Preferred votes cast is required for the approval of this proposal. The Company recommends a vote FOR this proposal.

                       AMENDMENT OF 1994 INCENTIVE PLAN

The Plan

     In 1994 the Board of Directors adopted and Fuel Tech, the then sole stockholder of the Company, approved the Company's 1994 Incentive Plan (the "Plan"). The Plan is intended to provide a flexible structure within which the Company may utilize various compensation devices to recruit and retain the services of such key persons as may be required to manage and carry out the Company's business.

     Awards under the Plan may be granted in the form of non-qualified stock options, stock appreciation rights, restricted stock, performance awards, bonuses or any other form of share-based or non-share-based award or any combination of these awards. To date only non-qualified options have been granted under the Plan.

Administration; Participation

     Under the Plan, the Board of Directors or a Committee thereof appointed by the Board ("the Administrator") may grant incentive awards to employees, officers, directors, and consultants of the Company. The Plan is currently being administered by the Board. The directors, therefore, participate in decisions regarding their own awards. At the date of this Proxy Statement sixteen persons are eligible to participate in the Plan.

Available Shares; Limitations

     The administrator of the Plan is authorized to grant awards in its discretion, provided that shares that are the subject of awards shall not in the aggregate exceed 17.5% of the Company's Common shares from time to time issued and outstanding. Shares subject to awards may appropriately be adjusted as the result of stock splits, recapitalizations and the like. There are now outstanding 2,591,124 Common shares and, under the above percentage limitation, 453,446 shares are authorized for awards. But, only 16,496 shares are now available for grant under the Plan pursuant to that limitation.

     Under the Plan, no award may be outstanding for more than ten years. Share-based awards at the time of grant shall have an exercise price of or be valued at not less than 100% of the fair market value of the shares on the date of the award, as determined by the Administrator. Awards under the Plan are, unless waived by the Administrator, subject to certain restrictions on transferability. Awards are also forfeitable in certain circumstances and are exercisable at such time or times and during such period as shall be set forth in the agreement evidencing the award.

Tax Matters


     The following summary describes the U.S. Federal income tax consequences of the Plan.

     Stock Options. No income will be recognized by the holder and the Company will not be entitled to a deduction at the time of grant of a non-qualified stock option. On exercise of a non-qualified stock option the amount by which the fair market value of the stock on the date of exercise exceeds the option price will be taxable to the holder as ordinary income and, subject to satisfying applicable withholding requirements, and any Internal Revenue Code
Section 162(m) deduction limitation for compensation in excess of $1 million per person, deductible by the Company. The subsequent disposition of shares acquired upon exercise of a non-qualified stock option will ordinarily result in a capital gain or loss.

     Stock Appreciation Rights. The amount of any cash or the fair market value of any stock received upon the exercise of a stock appreciation right under the Plan will be includible in the employee's ordinary income and, subject to satisfying applicable withholding requirements and any Section 162(m) deduction limitation, deductible by the Company.

     Other Awards. Under Internal Revenue Code Section 83(b), an employee may elect to include in ordinary income, as compensation at the time restricted stock is first issued, the excess of the fair market value of such shares at the time of issuance over the amount paid, if any, by the employee for such shares. Unless a Section 83(b) election is made, no taxable income will generally be recognized by the recipient of a restricted stock award until such shares are no longer subject to the restrictions or the risk of forfeiture. When either the restrictions or the risk of forfeiture lapses, the employee will recognize ordinary income and, subject to satisfying applicable withholding requirements and any Section 162(m) deduction limitation, the Company will be entitled to a deduction in the amount equal to the excess of the fair market value of the stock on the date of lapse over the amount paid, if any, by the employee for such shares. Absent a Section 83(b) election any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of the restrictions or risk of forfeiture will be included in the employee's ordinary income as compensation at the time of receipt.

     Performance Shares or Units. Generally, an employee will not recognize any taxable income and the Company will not be entitled to a deduction upon the award of performance shares or units. When the employee receives a distribution in respect of the performance shares or units, the fair market value of stock or cash received in payment for such awards generally is taxable to the employee as ordinary income and, subject to any Section 162(m) limitation, deductible by the Company.

Proposed Amendment of the Plan

     The Company is an entreprenurial company in the development stage with limited revenues and products in the process of commercialization. Having to date made significant progress in advancing the Company's technologies and identifying commercial opportunities for its products, the Company continues to require tools to motivate, provide incentives to and retain its executives and key employees. To successfully attract and retain superior talent while minimizing expense, the Company wishes to continue its policy of utilizing significant non-qualified stock options and other equity-based awards, where needed, to keep salary and cash bonuses to a minimum.

     The Company has been advised that competitive practices indicate that stock ownership and shares reserved for future awards range from 10% to 30% of total shares outstanding for key managers and senior scientists. The most common measures of central tendency for shares reserved for stock option awards are in the range of 15% to 20% of shares outstanding and, typically, the most highly paid executives are granted half the total shares reserved, i.e., 7.5% to 10%. See the tables below under the captions "Principal Stockholders and Stock Ownership of Management," "Option Grants in the Last Fiscal Year," and "Aggregated Option Exercises in the Last Fiscal Year and FY-End Option Values."

     The limitation of 17.5% of the Common shares outstanding does not, however, take into account Common shares into which convertible securities of the Company may from time to time be converted and, accordingly, is not now applicable to approximately half of the equity of the Company. At April 1, 1999, there were 7,881 shares of Preferred issued and outstanding convertible into 2,626,973 shares of Common. If applied to these Common shares issuable on conversion of the Preferred, the 17.5% limitation would authorize an additional 459,720 shares for the grant of awards under the Plan.

     A resolution will be presented at the Meeting for the amendment of the Plan to include for purposes of the limitation a definition of issued and outstanding shares of the Company to include the number of Common shares into which from time to time convertible securities of the Company may be converted.

     The Board has under advisement no pending share awards under the Plan. It is, however, anticipated that awards will be granted in 1999 and later years in the Board's discretion and following its usual practices. Since awards are in the discretion of the Board, the benefits in the future to participants are not determinable.

     The affirmative vote of a majority of the aggregate of the Common and Preferred votes cast is required for the approval of this proposal. The Company recommends a vote FOR this proposal.

           PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common and Preferred stock, as of April 1, 1999, by (i) each person known to the Company to own beneficially more than five percent of the outstanding Common or Preferred; (ii) each director of the Company; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)                       No. of Shares (2)(3)    Percentage
------------------------------------------------------------  ----------------------  -----------
       Preferred Stock
       Platinum Plus, Inc. .................................            2,116         26.8
       Positive Securities Limited .........................            1,659         21.1
       Waltham Forest Friendly Society .....................              684          8.7
       Addis International Limited .........................              521          6.6
       Cadogan Settled Estates Shareholding Company Limited               521          6.6
       The Shimpling Trust Limited .........................              521          6.6
       Common Stock
       Fuel-Tech N.V. ......................................          689,147         22.7
       Ralph E. Bailey .....................................           51,110          1.7
       Douglas G. Bailey ...................................           16,222           *
       Eric N. Balles ......................................            8,333           *
       Derek R. Gray .......................................           11,237           *
       John A. de Havilland ................................           53,944          1.8
       Charles W. Grinnell .................................           34,842          1.1
       Jeremy D. Peter-Hoblyn ..............................          147,177          4.8
       James M. Valentine ..................................          105,939          3.5
       All Directors and Officers as a Group (nine persons)           476,434         15.7

------------
* Less than one percent (1.0%)

(1) The address of Fuel-Tech N.V. is Castorweg 22-24, Curacao, Netherlands Antilles and the address of each other beneficial owner is c/o Clean Diesel Technologies, Inc., Suite 702, 300 Atlantic Street, Stamford, Connecticut 06901.

(2) The amounts of Preferred shares have been adjusted for stock dividends through April 1, 1999. The conversion ratio of Preferred to Common is
    333.33. Mr. de Havilland is a director of Cadogan Settled Estates Limited; Messrs. De Havilland and Gray are directors of The Shimpling Trust Limited.

(3) Management Common includes shares subject to options or warrants exercisable presently and within 60 days for Messrs. R. E. Bailey, 21,666 shares; D. G. Bailey, 10,000 shares; Balles, 8,333 shares; de Havilland, 37,500 shares; Grinnell, 27,000 shares; Peter-Hoblyn, 82,200 shares; Valentine, 100,000 shares; and for all directors and officers as a group, 333,199 shares.

                            EXECUTIVE COMPENSATION

     The table below sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Chief Executive Officer and certain other officers (the "Named Executive Officers") during the fiscal years ending December 31, 1998, 1997 and 1996. Prior to August 1, 1996 for Mr. Valentine and December 1, 1996 for Mr. Peter-Hoblyn, such compensation was paid by Fuel Tech, allocated to the Company and reimbursed by the Company to Fuel Tech. Compensation for Eric N. Balles, Vice President-Technology is for periods prior to his September 30, 1997 resignation from the Company.

Summary Compensation Table

                                                                     Long-Term
                                                                    -----------
                                                                       Shares
                                                                     Underlying
                                                                      Options
                                                  Annual
                                         ------------------------     Granted
Name and Principal Position      Year     Salary(1)     Other(2)        (#)
-----------------------------   ------   -----------   ----------   -----------
Jeremy Peter-Hoblyn .........   1998       221,563       72,251         7,500
President and Chief             1997       250,000       71,525        35,000
Executive Officer               1996       229,667       64,996            --
James M. Valentine ..........   1998       215,000       24,177         7,500
Executive Vice President        1997       220,000       29,523        35,000
and Chief Operating Officer     1996       209,833       26,727            --
Eric N. Balles ..............   1997       120,000       12,625            --
Vice President-Technology       1996        56,910        4,776        25,000

------------
(1) For 1998, $31,250 of Mr. Peter-Hoblyn's salary was paid in the form of 27,777 shares of the Company's restricted common stock awarded by the directors and valued at $1.125 per share on December 31, 1998.

(2) The amounts designated "other" in 1998, 1997 and 1996 include, respectively, for Mr. Peter-Hoblyn, pension payments or accruals for annuity premiums of $50,000, $45,200 and $45,833 and medical insurance premiums of $17,150, $15,611 and $14,623; for Mr. Valentine, 401 (k) plan Company contributions of $4,800, $9,550 and $8,793 and health insurance premiums of $12,822, $13,068 and $11,671; and for Mr. Balles in 1997 health insurance premiums of $9,475.

Directors' Compensation

     The Company provides an annual retainer of $10,000 and a meeting fee of $1,000 per day for Board meetings in excess of five days plus associated expenses for directors who are not employees of the Company. Mr. Ralph E. Bailey is also reimbursed for his office expenses as Chairman of the Company in the amount of $15,000 per year. Directors who are employees of the Company receive no compensation for their service as directors. The Board plans to settle shares of restricted Common on the non-employee directors in lieu of cash for their 1998 fees, in the following amounts: Messrs. R. E. Bailey, 14,444 shares; de Havilland, 16,444 shares; Gray, 1,237 shares; and D.G. Bailey, 6,222 shares and $1,750 in cash.

Compensation Committee Interlocks and Insider Participation

     The Board of Directors of the Company did not have a Compensation Committee during 1998. Accordingly, during 1998 each of the directors and executive officers of the Company participated in deliberations and decisions concerning his compensation.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                           Number of       % of Total
                             Shares          Options
                           Underlying      Granted to      Exercise or
                            Options       Employees in     Base Price
                          Granted (#)         1998           ($/Sh)
                         -------------   --------------   ------------
Name
----------------------
Jeremy D.
Peter-Hoblyn .........       7,500            12%            $ 2.00
Eric N.
Balles ...............          --            --                 --
James M.
Valentine ............       7,500            12%            $ 2.00


                                              Potential Realizable
                                                Value of Assumed
                                             Annual Rates of Stock
                                             Price Appreciation for
                          Expiration Date         Option Term
                         -----------------   ----------------------
                                                 5%          10%
                                             ---------   ----------
Jeremy D.
Peter-Hoblyn .........         6/5/08         $9,400      $24,000
Eric N.
Balles ...............             --             --           --
James M.
Valentine ............         6/5/08         $9,400      $24,000

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                     Number of        Number of
                                                     Securities      Securities
                                                     Underlying      Underlying
                                                    Unexercised      Unexercised
                           Shares                    Options at      Options at
                          Acquired                  Fiscal Year        Fiscal
                             on          Value          End/          Year-End/
         Name             Exercise     Realized     Exercisable     Unexercisable
----------------------   ----------   ----------   -------------   --------------
Jeremy D.
Peter-Hoblyn .........       0            $0           76,366          16,668
Eric N.
Balles ...............       0            $0            8,333               0
James M.
Valentine ............       0            $0           85,832          16,668

                            Value of         Value of
                           Unexercised      Unexercised
                          in-the-Money     in-the-Money
                           Options at       Options at
                             Fiscal           Fiscal
                            Year-End/        Year-End/
Name                       Exercisable     Unexercisable
----------------------   --------------   --------------
Jeremy D.
Peter-Hoblyn .........       $ 7,709            $0
Eric N.
Balles ...............       $     0            $0
James M.
Valentine ............       $23,125            $0

                    OPTIONS GRANTED TO DATE UNDER THE PLAN


     The following table sets forth information concerning stock options granted from the inception of the Plan to date to those persons who are now (i) the Named Executive Officers, (ii) all executive officers as a group, (iii) each nominee for director, (iv) all non-executive employees as a group and (v) all employees, including executive officers as a group. On April 23, 1999 the closing price of the Company's Common Stock was $0.75 per share. All stock options become exercisable upon a change of control as defined in the Plan.

                                    Number of     Exercise      Expiration
Name                                  Shares       Prices      Dates/Vesting
--------------------------------   -----------   ----------   --------------
Ralph E. Bailey ................      25,000     $  4.50           2006(1)
                                       5,000     $  4.625          2007(2)

Douglas G. Bailey ..............      15,000     $  2.00           2008(4)
Eric N. Balles .................      25,000     $  4.50           2006(5)
John A. de Havilland ...........       7,500     $  6.82           2002(2)
                                       5,000     $  4.625          2007(2)
                                      25,000     $ 10.00           2004(2)

Charles W. Grinnell ............       6,250     $  2.50           2002(2)
                                       5,750     $  6.82           2002(2)
                                      10,000     $  4.625          2007(2)
                                       7,500     $  2.00           2008(4)

Jeremy D. Peter-Hoblyn .........      25,000     $  0.20           2001(3)
                                      25,000     $  2.00           2001(2)
                                      17,200     $  6.82           2002(2)
                                      10,000     $  4.625          2007(2)
                                      25,000     $  4.625          2007(2)
                                       7,500     $  2.00           2008(4)

James M. Valentine .............      25,000     $  0.20           2001(2)
                                      25,000     $  2.00           2001(2)
                                      10,000     $  6.82           2002(2)
                                      10,000     $  4.625          2007(2)
                                      25,000     $  4.625          2007(2)
                                       7,500     $  2.00           2008(4)

Executive officers
 as a group
 (five in number) .........    315,700      $ 0.20-$6.82      2001-2008(2)-(5)

All employees,
 including executive
 officers, as a group
 (ten in number) ..........    380,700      $ 0.20-$6.82      2001-2009(1)-(5)

Non-executive
 employees as a group
 (five in number) .........     65,000      $ 0.72-$6.50      2002-2009(1)(2)(4)

------------
(1) These options become first exercisable in three equal installments on the first through the third anniversaries of grant.
(2) These options are now vested and exercisable. Mr. de Havilland's 25,000 shares at $10.00 per share were granted as a warrant and not under the Plan.
(3) 16,666 of these options were exercised in 1997 and the remaining 8,334 shares were exercised in 1999.
(4) These options become first exercisable in three equal installments on the grant and on the first and second anniversaries of grant.
(5) 8,333 of these options are vested and exercisable, the balance having been cancelled.

          REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


Compensation Policies

     Compensation for executives is based on the philosophy that compensation must (a) be competitive with other businesses to attract, motivate and retain the talent needed to lead and grow the Company's business, (b) be linked to the Company's position as a development stage company requiring strong entrepreneurial skills to achieve its long and short term goals, (c) encourage executive officers to build their holdings of the Company's stock to align their goals with those of the stockholders, and (d) minimize cash outlays.

Compensation of Executive Officers - 1998

     The key components of the Company's executive compensation program are base salary and non-qualified stock option awards under the 1994 Plan. The cash based portion of compensation is fixed by the Board in its discretion based upon historical levels, performance, ranking within the officer group, amounts being paid by comparable companies, and the Company's financial position. Stock options are designed to provide additional incentives to executive officers to maximize stockholder value. Through the use of vesting periods the option program encourages executives to remain in the employ of the Company. In addition, because the exercise prices of such options are set at the fair market value of the stock on the date of grant of the option, executives can only benefit from such options, if the trading price of the Company's shares increases, thus aligning their financial interests with those of the stockholders. Finally, stock options minimize the Company's cash compensation requirements. In 1998 cash compensation was constrained by the Company's cash position and stock option awards were constrained by the limited number of shares available for grant.

Compensation of Chief Executive Officer - 1998

     The compensation of the Chief Executive Officer, Mr. Peter-Hoblyn, is made up of salary, stock options and an annuity. (See the Summary Compensation Table above.) Mr. Peter-Hoblyn's salary of $250,000 was originally fixed in 1996 in the overall business judgement of the Board as to the proper competitive level of salary paid by comparable companies. In 1998, however, to assist the Company in conserving cash, Mr. Peter-Hoblyn voluntarily (i) reduced his salary to $187,500 for the period February 16 through June 30, (ii) accepted a reduction of $10,000 per year in his base salary effective July 1 and (iii) was granted 27,777 shares of restricted Company common stock in lieu of $31,250 in salary for the period July 1 through December 31. Thus, Mr. Peter- Hoblyn's 1998 cash compensation was $190,313. Also, since April 1997 Mr. Peter-Hoblyn has voluntarily accepted a deferral of the payment of the premiums on his annuity, which amounts have since been deferred and accrued. Mr. Peter-Hoblyn was also awarded in 1998, 7,500 non-qualified stock options under the Plan in accordance with the Company's philosophy of providing incentives to management aligned with the interests of the stockholders. In the Board's judgment, however, such award was substantially lower than would have been appropriate but was limited by the lack of available shares for award under the Plan.

     This report has been provided by the following members of the Board of Directors of the Company:

         Ralph E. Bailey                     John A. de Havilland
         Douglas G. Bailey                   Jeremy D. Peter-Hoblyn
         Derek R. Gray                       James M. Valentine
         Charles W. Grinnell

     This compensation report and the following performance graph shall not be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such report.

                               PERFORMANCE GRAPH

     The following line graph compares (i) the Company's cumulative total return to stockholders per share of Common Stock from January 1, 1996 through the end of 1998 to that of (ii) the Russell 2000 index, (iii) the Standard and Poor's Specialty Chemicals Index, and (iv) an index developed by the Company of a peer group of enviornmental/specialty chemicals companies including American Technologies Group, Inc., Energy Biosystems Corporation, Environmental Elements Corp. and Fuel-Tech N.V. The Company's shares first commenced trading on December 26, 1995. Information for the few trading days in 1995 is not reflected in the graph as it is not material.




                                [GRAPHIC OMITTED]

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Management and Services Agreement

     Effective July 1995 and amended June 1996, the Company and Fuel Tech, Inc. have entered into a Management and Services Agreement (the "Services Agreement") under which Fuel Tech's, Inc. corporate staff provides certain administrative services, including legal advice and services, risk management, tax advice and certain technical and other services to the Company. The Company is assessed fees equal to 3% of the Company's fixed reimbursable costs for these services. The fee may be changed by mutual agreement of the Company and Fuel Tech, Inc. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. The Services Agreement may be canceled by either party on or before May 15 in any year.

Technology Assignments

     The Company's technology is comprised of patents, patent applications, trade or service marks, data and know-how. A substantial portion of this technology is held under assignments of technology from Fuel-Tech N.V. and its subsidiaries ("Fuel Tech"). The assignments provide for running royalties payable to Fuel Tech commencing in 1998 of 2.5% of gross revenues derived from platinum fuel catalysts. The Company may at any time terminate the royalty obligation by payment to Fuel Tech in any year from 1998 through 2008 of amounts, depending on the year, declining from $12 million to $1.1 million.

Relationship with Fuel Tech; Conflicts of Interest

     Directors and officers of Fuel-Tech N.V. and its subsidiaries ("Fuel Tech") who are also directors and officers of the Company, and Fuel Tech as the Company's controlling stockholder, are in positions involving the possibility of conflicts of interest with respect to transactions involving the Company.

     The Company and Fuel Tech have entered into contractual arrangements governing certain transactions and relationships between them. These agreements were executed while the Company was a subsidiary or affiliate of Fuel Tech and were not the result of arm's-length negotiations. Accordingly, there is no assurance that the terms and conditions of these agreements are as favorable to the Company as might have been obtained from independent third parties.

     Seven of the Company's officers or directors are employees or directors of Fuel Tech. Three of these persons are also officers of Fuel Tech and Fuel Tech subsidiaries. Although these persons seek to devote such time to the affairs of the Company as the Company's needs require, they must balance the Company's need for their time with the needs of Fuel Tech and its subsidiaries.

     Ralph E. Bailey and Douglas G. Bailey, nominees for election as directors of the Company were also, pursuant to a Securities Purchase Agreement dated as of March 23, 1998 (the "Purchase Agreement"), elected as Managing Directors of Fuel Tech which owns 26.7% percent of the issued and outstanding equity of the Company. Pursuant to the Purchase Agreement certain affiliates and related parties of ABC (the "Investors") have purchased 4.75 million common shares of Fuel Tech and warrants to purchase an additional 3 million of such Fuel Tech common shares. Under the terms of a related Shareholders Agreement the Investors, for a period of ten years and so long as they own not less than a certain specified minimum percentage of the issued and outstanding common shares of Fuel Tech, will be entitled from time to time to nominate two Managing Directors of Fuel-Tech N.V. who are representatives of the Investors and one independent director. Also, during such period the Investors will be entitled to nominate up to 50% of the directors of Fuel Tech, Inc., the operating subsidiary of Fuel Tech N.V. which owns substantially all of the operating assets of Fuel-Tech N.V.

     The Company expects to resolve potential conflicts of interest with Fuel Tech on a case-by-case basis, taking into consideration relevant factors including its existing agreements with Fuel Tech, applicable law and prevailing corporate practices. Fuel Tech, however, may exercise its influence in its own best interests.

                                    GENERAL

     Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced, the individuals named as proxies on the enclosed proxy card will vote in their discretion the shares represented by the proxy card.

     Proposals of stockholders intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the 1999 Annual Meeting of Stockholders of the Company must be received in writing at the above address of the Company on or before December 27, 1999.


                                          By Order of the Board of Directors
                                          Charles W. Grinnell
                                          Secretary


Stamford Connecticut
April 30, 1999






The Company has provided without charge to each person being solicited by this Proxy Statement a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 1998, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission.

Statements in this Proxy Statement which are not historical facts, so-called "forward-looking statements" are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Stockholders are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in the Company's filings with the Securities Exchange Commission and also set out under the caption "Risk Factors" in the Annual Report accompanying this Proxy Statement.

PROXY                                                                   PROXY

                       Solicited by the Board of Directors
                         CLEAN DIESEL TECHNOLOGIES, INC.
                  Annual Meeting of Stockholders - June 9, 1999

         The undersigned hereby appoints Ralph E. Bailey, Jeremy D. Peter-Hoblyn and Charles W. Grinnell, and each of them, with full power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of Common or Preferred Stock of Clean Diesel Technologies, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn Select Stamford, 700 Main Street, Stamford, Connecticut 06901 at 10:00 a.m., on Wednesday June 9, 1999, and at any adjournments or postponements of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting all in accordance with and as described in the Notice of Meeting and accompanying Proxy Statement. The Board of Directors recommends a vote for all nominees for election as director and for proposals 2 and 3. If no direction is given, this proxy will be voted for all nominees and for such proposals.


             IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE

                              Fold and Detach Here
--------------------------------------------------------------------------------

1. Election as Directors of Ralph E. Bailey, Douglas G. Bailey, Derek R. Gray, John A. de Havilland, Charles W. Grinnell, Jeremy D. Peter-Hoblyn and James M. Valentine.

FOR all nominees           WITHHOLD
listed above (except       AUTHORITY
as marked to the        to vote for all
contrary)             nominees listed above


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


--------------------------------------------------------------------------------


2. Approve the appointment of Ernst & Young LLP as independent auditors for the year 1999

FOR         AGAINST       ABSTAIN


3. Approve the amendment of 1994 Incentive Plan of the Company.

FOR         AGAINST       ABSTAIN



                                  Dated __________________________ , 1999

                                  _______________________________________

                                  _______________________________________
                                        (Signature of Stockholder)

                                  Please sign exactly as name appears. If
                                  acting as attorney, executor, trustee or in other representative capacity, sign name and title.